Exhibit 10.1

ARRYTHMIA RESEARCH TECHNOLOGY, INC.
EXECUTIVE INCENTIVE PLAN (EIP)

I. Introduction

A. Eligibility

1.  Employees eligible to participate in the Arrhythmia Research Technology, Inc. (“ART” or “the Company”) Executive Incentive Plan (the “EIP” or the “Plan”) are those employees of the Company, and its subsidiaries (collectively with “ART”, the “Company”) include the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and other Executives (“Executives” or  “Participants”) as may be presented to the Compensation Committee by the CEO for consideration as an Executive.  The Compensation Committee has the sole discretion to determine whether an employee is an Executive, determine their compensation and determine whether the employee is eligible under this Plan.  The Compensation Committee may remove any individual from participation in the EIP at any time.

2.   The Board of Directors reserves the right to amend, modify or terminate the EIP, in whole or in part, at any time, in its sole discretion including, without limitation, to comply with applicable local law, rules and regulations.

B. Objectives of the EIP

•	To enhance the Company’s competitiveness and the Company’s ability to attract, motivate and retain top talent;
•	To recognize the role of senior leadership in the success of the Company;
•	To reward annual financial and individual performance that complements the Company’s longer-term strategic focus; and
•	To encourage collaboration and teamwork across the Company.

II. EIP Elements

A.	Bonus Pool

The bonus pool (“Pool”) for the year shall be 10% of net income before bonus, excluding certain extraordinary items (“net income”), per the approved budget.  The payout of the Pool shall be measured 90% on net income, and 10% will be discretionary by the Board.  For example, if the budgeted net income is $1.8M then 10%, or $180K, is added back to net income to arrive at $2.0M of net income before bonus.  Therefore 90%, or $180k, will be attributed to the net income portion of the calculation while the remaining $20k shall be at the discretion of the Board.

B.	Funding of the Pool

In order for the pool to be funded, actual revenue must equal or exceed 90% of budgeted revenue.  Funding of the pool is scaled relative to the extent of achievement of the plan as per the table below.  If the net income target shall be exceeded, then the payout shall be as per the table below, with a maximum payout of 150% of target.  So, continuing the use of the example above, if net income exceeds budget by 20% ($2.2M), then the bonus shall be 140% percent of pool, in this case $301k.

% Plan Achievement	% Target Amount Funded
<75%	0%
>75% but <=100%	Proportionate
105%	110%
110%	120%
115%	130%
120%	140%
125%	150%
>125%	150%

C.	Award Components

Bonuses will be established for each Participant. Target Awards are determined by position level and will be typically expressed as a percentage of a Participant’s annual base salary rate as of the last day of the applicable fiscal year.  Annual base salary does not include other forms of compensation (such as, without limitation, bonus payments, long-term incentives, overtime compensation, stock based compensation and other variable compensation).  Target Awards may also be a specified fixed dollar amount.

Target Awards shall be comprised of two components:  Cash and Equity.  The CEO and CFO Target Awards shall be split and payable 50% in cash and 50% in equity, until such time as stock ownership guidelines are met, at which time the full Target Award may be payable in cash.  Target Awards, and the split between cash and equity, for other Executives, as may be determined in accordance with Section I(A)1, shall be determined by the Compensation Committee.  Target Awards will be payable in the form of equity may take the form of stock options (“options”), or Restricted Stock Units (“RSU’s”) at the discretion of the Executive, or other forms of stock based compensation in accordance with the Company’s 2010 Equity Incentive Plan.  Stock awards may be in the form of stock grants (“grants”) at the sole discretion of the Board and in accordance with the Company’s 2010 Equity Incentive Plan.

This EIP and Target Awards do not constitute a guarantee of or entitlement to a bonus payment. A Participant’s actual bonus payment may vary from his or her Target Award.

D.	Valuation

The share price used to calculate the number of shares issued will be the higher of  the average closing price of the last ten trading days of the preceding year, or the fair market value of the shares on the date of the  award.  Shares will not be issued “in the money”.  Shares paid by grant are automatically vested.  Shares paid in the form of RSU’s shares shall vest annually over three years.

E.	Trap Door

As per the table above, with the exception of the discretionary portion, target categories shall only be eligible for payout proportionately to the level achieved.  If a target category shall fall below 75% there will be no payout for that category.

F.	Long-Term Incentive Plan (LTIP)

The purpose of the LTIP is to reward executives for achievement of the company’s strategic objectives that lead to maximization of shareholder value by continual growth of Earnings per Share (EPS).

EPS growth targets shall be determined annually by the Board.  Achieving targeted EPS growth shall result in an equity award equal to one times (1.0x) the current year equity portion of the EIP, if awarded, or as otherwise determined by the Board.

LTIP awards shall be awarded 100% in the form of stock-based compensation as stock grants (“grants”), stock options (“options”), Restricted Stock Units (“RSU’s”) at the discretion of the Executive, or other forms of stock based compensation in accordance with the Company’s 2010 Equity Incentive Plan.

The total outstanding shares to be used for the EPS calculation shall be adjusted, with Board approval, for such items including but not limited to changes in accounting policies, extraordinary items, impairments, restructuring activities, stock buybacks and mergers and acquisitions.

G.	Valuation of LTIP Shares

The share price used to calculate the number of shares issued will be the higher of the average closing price of the last ten trading days of the preceding year, or the fair market value of the shares on the date of the award.  LTIP shares will not be issued “in the money”.  Shares paid by grant are automatically vested.  Shares paid in the form of RSU’s shall vest annually over five years.

III. TERMS AND CONDITIONS

A.	Effective Period

The annual Effective Period covered by this Plan is the period from January 1 to December 31 of the applicable fiscal year. This Plan supersedes all previous executive cash incentive plans, management incentive plans, or leadership bonus plans and agreements and all other previous or contemporaneous oral or written statements by the Company on this subject.

B. Form and Timing of Payment

Bonuses to be paid under this Plan are earned as of December 31 of the Effective Period.  Calculations are based upon the audited financial statements, for the year ended December 31.  If the conditions for payment described above are met, the bonus will be paid as outlined in Section II (B), subject to required payroll deductions and tax withholdings, no later than March 15 of the year following the end of the applicable fiscal year.  Bonuses will not be paid to any Executive whose employment ends, for or not for cause, prior to the end of the Effective Period.

The cash portion of bonuses shall be payable through the Company’s normal payroll process.  Payments in the form of equity shall be valued in at the higher of the average price of the last 10 days of the prior year end, or the fair market value of the shares on the date of the grant and in accordance with the 2010 Equity Incentive Plan.

C. New Hires

If an employee is hired on or before October 1 of the applicable fiscal year into a position that qualifies for the EIP, the employee will be eligible to participate in the EIP only if the Company notifies the employee in writing that he or she is a Participant under the EIP for that year. The employee’s Target Award amount for the fiscal year may be prorated based on the date of hire.

Employees who are hired after October 1 of the applicable fiscal year will not be considered Participants under the EIP for that fiscal year.

D. Promotions into EIP-Eligible Positions

If a Participant is promoted into an EIP-eligible position on or before October 1 of the applicable fiscal year, the employee will be eligible to participate in the EIP only if the Company notifies the employee in writing that he or she is a Participant under the EIP for that year. The employee’s Target Award amount for the fiscal year may be prorated based on the date of promotion.

Employees who are promoted after October 1 of the applicable fiscal year will not be considered Participants under the EIP for that fiscal year.

E. Adjustments to Target Awards

The Compensation Committee in its sole discretion can approve adjustments to Target Awards for Executives during the applicable fiscal year.  Any payout amount may be prorated based on the effective date of the change to the Target Award as determined by the Compensation Committee. Any adjustment to a Target Award will result in a corresponding adjustment to the Target Bonus Pool.

F. Leaves of Absence and Part-Time Employees

To the extent permitted by applicable law, the amount of the EIP bonus may be prorated for Participants who have been on an approved leave of absence of more than 90 days during the fiscal year and for Participants who work less than full-time.

G. Terminations of Employment

Bonuses paid under this Plan are earned as of December 31 of the Effective Period.  To the extent permitted by applicable law, Participants whose employment is involuntarily terminated (with cause) by the Company or are under notice of involuntary termination (with cause) given by either party (if applicable) prior to the payment date of the EIP bonus will not be eligible for and shall not receive any EIP bonus.

If the Participants employment is involuntarily terminated without cause after the bonus is  earned, the bonus shall be paid upon the completion of the year-end audit with no portion of the award being in equity.

Participants whose employment terminates due to the employee’s total disability during the applicable year will be eligible for a prorated EIP bonus, based on the date of termination, and paid at the time other EIP bonuses are paid under the EIP, to the extent permitted by local law. If a Participant dies during the applicable fiscal year, the EIP bonus will be prorated based on the date of death and paid to the estate of the deceased Participant, at the time other EIP bonuses are paid.

H. EIP Interpretation

The EIP shall be interpreted by the Compensation Committee. The Compensation Committee has the sole discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms and shall resolve any and all questions regarding interpretation and/or administration.

Participants who have issues regarding payments or the administration of the EIP may file a claim in writing to the Compensation Committee, c/o the Secretary of the Company, within 90 days of the date on which the Participant first knew (or should have known) of the facts on which the claim is based. The Compensation Committee or its designee(s) shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. Claims that are not pursued through this procedure shall be treated as having been irrevocably waived. The determination of the Compensation Committee or its designee(s) as to any complaint or dispute will be final and binding and shall be upheld unless arbitrary or capricious or made in bad faith.

The provisions of this EIP are severable and if any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining EIP provisions.

This Plan shall be construed and interpreted consistent with, and so as to avoid the imputation of any tax, penalty or interest under, Section 409A of the United States Internal Revenue Code of 1986, as amended.

I. Exceptions and Modifications

All exceptions, adjustments, additions, or modifications to the EIP must be in writing and require the written approval of the Compensation Committee, or its designee(s).

This version of the EIP is first effective with respect to 2017.  All aspects of the EIP (including, but not limited to, financial targets, Target Awards, performance measures, and funding formulas) may be reviewed and revised at any time without advance notice in the sole discretion of the Compensation Committee.

J. Claw-back Provisions

Claw-backs may be triggered by (i) material misstatements of financial results as a result of intentional misconduct; (ii) acts of fraud or other illegal acts; or (iii) unintentional misconduct which results in restatements of financial results, whether material or immaterial, which result in a material change in the awards that were granted.

In the event a claw-back is triggered by any of the events described above, the Company may require the Executive to (a) surrender all vested and unvested stock options, RSU’s or equivalent or (b) repay excess bonuses for all years requiring restatement.

signature page follows

Acknowledgement

By signing below, the Participant acknowledges that the Participant has read, comprehended, and agreed to this EIP and will abide by the guidelines outlined herein for all bonus payments. The EIP sets forth the entire agreement and understanding between the Company and the Participant relating to the subject matter herein and supersedes and replaces any and all prior plans, agreements, discussions and understandings whether oral or written regarding these subject matters including but not limited to any provision regarding cash incentive plan compensation contained in a Participant’s employment agreement, if any.

I have read and understood the provisions of this EIP and hereby agree to and accept its terms:

Participant (print name)

Signature

Title

Date

CC: Personnel File